Exhibit 10.21.1

AMENDMENT NO. 2
TO
1999 STOCK OPTION PLAN

               This Amendment No. 2 to the Catalina Marketing Corporation 1999 Stock Option Plan (the “Plan”) is certified below by the President and the Secretary of Catalina Marketing Corporation (the “Corporation”). Section 6 of the Plan was amended by action of the Board of Directors of the Corporation on April 25, 2002, which amendment was approved by the stockholders of Corporation on July 25, 2002. Pursuant to such amendment, the second sentence of Section 6 of the Plan was amended to read in its entirety as follows:

     “The aggregate number of Shares which may be issued upon exercise of Options under the Plan shall not exceed Nine Million Nine Hundred Thousand (9,900,000).”

               This Amendment is hereby certified by the President and the Secretary of the Corporation.

/s/ Daniel D. Granger

Daniel D. Granger, President

/s/ Barry A. Brooks

Barry A. Brooks, Secretary